To the Shareholders and Board of Trustees of

Birmiwal Investment Trust

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of Birmiwal Investment Trust, comprising Birmiwal Oasis Fund (the “Fund”) as of and for the year ended March 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund’s internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A fund’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A fund’s internal control over financial reporting includes those polices and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Fund’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the fund’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Fund’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we noted the following combination of deficiencies involving internal control and its operation that we consider to be a material weakness as defined above.  These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Birmiwal Oasis Fund for the year ended March 31, 2008, and this report does not affect our report thereon dated May 30, 2008.

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Control procedures including timely reconciliations of cash held in the segregated account at the custodian and margin balances due to broker were not in place to ensure that interest expense, dividend expense, and unrealized and realized gains and losses on options transactions were properly recorded.

Management’s Response

Management has taken corrective steps and now the cash held in the segregated account at the custodian and margin balances due to the broker are reconciled daily by the Fund’s accountant; and interest due to the broker is also accrued daily. At the end of each quarter, the Fund’s accountant will certify to management or the administrator (by signature, email or any other generally accepted form) attesting that a daily reconciliation of cash was performed and interest expense was accrued properly.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

May 30, 2008